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                                                                    EXHIBIT 3.04

                CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE
                OF INCORPORATION OF SHEARSON LEHMAN BROTHERS INC.


      SHEARSON LEHMAN BROTHERS INC., a Delaware corporation having its registered office at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle (the "Corporation"), hereby certifies to the Secretary of State of the State of Delaware that:

            First: Article VII of the Restated Certificate of Incorporation of the Corporation is hereby amended so as to read in its entirety as follows:


                                  "ARTICLE VII
                                 INDEMNIFICATION

      1. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the

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Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      2. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

      3. The indemnification and other rights set forth in this ARTICLE VII shall not be exclusive of any provisions with respect thereto in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

      4. Neither the amendment nor repeal of this ARTICLE VII, Section 1, 2 or 3, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with ARTICLE VII, Section 1, 2 or 3, shall eliminate or reduce the effect of this ARTICLE VII, Sections 1, 2 and 3, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive

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expenses pursuant to this ARTICLE VII, Section 1, 2 or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

      5. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he:

            (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

            (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

            (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

            (iv)  shall have derived an improper personal benefit.

      If the General Corporation Law of the State of Delaware is amended after April 1, 1987 to authorize corporate action further eliminating or limiting the personal liability of directors,

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then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      Neither the amendment nor repeal of this ARTICLE VII, Section 5, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE VII, Section 5, shall eliminate or reduce the effect of this ARTICLE VII, Section 5, in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE VII, Section 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

            Second: The Board of Directors of the Corporation by requisite vote adopted a resolution which set forth the foregoing amendment to the Restated Certificate of Incorporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware, declaring that the amendment to the Restated Certificate of Incorporation as proposed was advisable and directing that it be submitted for action thereon by the sole stockholder of the Corporation.

            Third: The amendment has been consented to and authorized and approved by the holder of all the issued and outstanding stock of the Corporation, entitled to vote, by a written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, Shearson Lehman Brothers Inc. has caused this
Certificate to be signed on this 31st day of August, 1987 in its name and on its behalf by its Chairman of the Board and attested by its Secretary, pursuant to
Section 103(a) of the General Corporation Law of the State of Delaware.

                                    /s/ Peter A. Cohen
                                    ------------------------------------------
                                    Peter A. Cohen
                                    Chairman of the Board



ATTEST:  /s/ Isabel A. Dempsey
         ----------------------------------
         Secretary